Exhibit 10.12

Execution Copy

IRIS INTERNATIONAL, INC

KEY EMPLOYEE AGREEMENT

FOR

THOMAS E. WAREKOIS

IRIS INTERNATIONAL, INC., a Delaware corporation (the “Company”), agrees with you as follows:

1. Position and Responsibilities.

1.1 The Company will employ you and you shall serve in an executive capacity as Corporate Vice President and President of Iris Diagnostics, and perform the duties customarily associated with such capacity from time to time as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment. You will commence service in this capacity on the date set forth in Section 2.1 below.

1.2 Subject to Section 4 below, you will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You will report to the Company’s Chief Executive Officer (“CEO”).

1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your executive position.

2. Term of Employment; Termination.

2.1 The commencement date of your employment shall be March 5, 2007 (your “Start Date”).

2.2 Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

(a) your death, or any illness, disability or other incapacity that renders you physically unable regularly to perform your duties hereunder for a period in excess of one hundred eighty (180) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

(b) thirty (30) days after you, for any reason, give written notice to the Company of your resignation; or

(c) immediately if the Company, with or without cause, gives written notice to you of your termination.

2.3 The determination regarding whether you are physically unable regularly to perform your duties (as described in Section 2.2(a)) shall be made by the Board of Directors.

2.4 Any notice required pursuant to this Section 2 shall be given in accordance with the provisions of Section 9 hereof. The exercise of either party’s right to terminate this Agreement pursuant to Sections 2.2(b) or (c) is not exclusive and shall not effect either party’s right to seek remedies for the other party’s breach, if any, giving rise to such termination.

2.5 You may be terminated with or without cause. If you are terminated without cause, you will be entitled to certain severance benefits as described in this Agreement. You shall be deemed terminated “for cause” if, in the reasonable determination of the Company, you (a) commit an act that is fraudulent, dishonest or a material breach of the Company’s policies, including wrongful disclosure of any trade secrets or other confidential information of the Company, or material breach of Section 4 of this Agreement or any material provision of the Employee Confidentiality Agreement (as defined in Section 5), (b) are convicted of a felony under federal, state, or local law applicable to the Company or (c) intentionally refuse, without proper cause, to substantially perform duties after a demand for such performance has been delivered in writing by the Company’s Chief Executive Officer or the Board of Directors, which notice shall specify the alleged instance of breach, and shall provide you with reasonable time in which to remedy such breach.

3. Compensation; Benefits; and Investment Rights.

3.1 The Company shall pay to you for the services to be rendered hereunder a base salary (“Base Salary”) at an annual rate of $300,000 subject to increases in accordance with the policies of the Company, as determined by its Board of Directors, in force from time to time, payable in installments in accordance with Company policy. You shall also be entitled to all rights and benefits for which you shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, profit-sharing and other Company benefits which may be in force from time to time and provided specifically to you or for the Company’s executive officers generally.

3.2 You will be awarded a 5 year incentive stock option (ISO) to purchase shares of the Company’s Common Stock, which option shall have a Black-Scholes value on the date of grant equal to $375,000. The option shall be issued pursuant to the Company’s 1998 Stock Option Plan, have an exercise price equal to the average closing sales price of the Company’s Common Stock for the ten trading days preceding your Start Date (the “FMV”), vest over 4 years, 20% of which will vest on your Start Date and of the remaining amount 25% will vest on the first anniversary of your Start Date and thereafter 6.25% will vest in equal quarterly installments, and otherwise be issued on terms consistent with the Company’s standard form of incentive stock option agreement. Additionally, you will be awarded a restricted stock grant to purchase at a purchase price of $0.01 per share, a number of shares of the Company’s Common Stock determined by dividing $125,000 by the FMV, which restricted shares shall vest over 4 years, 25% on the first anniversary of your Start Date and thereafter 6.25% will vest in equal quarterly installments, be subject to repurchase by the Company prior to the date they vest at the original price you paid for such shares upon termination of your employment, and otherwise be issued on terms consistent with the Company’s standard form of restricted stock agreement. In addition to the foregoing, at the anniversary date of your employment, you will be eligible for further option and/or equity awards, commensurate with other senior executive officers, based on your performance as determined by the CEO and the Compensation Committee of the Board of Directors.

3.3 You shall be eligible to participate in the Company’s ESPP Program as in effect from time to time. The ESPP Program currently provides that employees may purchase common stock of the Company at a 15% discount from the market price in an aggregate amount up to 15% of your total cash compensation.

3.4 You shall also be eligible for an annual bonus to be determined by the CEO and Compensation Committee of the Board of Directors in accordance with the Company’s bonus program for executive officers. The bonus program provides for cash and stock-based compensation, with the stock-based compensation comprised of incentive stock options and restricted stock awards.

3.5 You shall be entitled to four (4) weeks of paid vacation per year to be taken at such time as will not interfere with the performance of your duties. You will also be entitled to illness days during the term of this Agreement consistent with the Company’s standard practice for its employees generally as in effect from time to time.

3.6(a) Subject to Section 3.6(d) below, in the event that you are terminated without cause at any time pursuant to Section 2.2(c) hereof, the Company shall pay you the following: (i) an amount that does not exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year in which such termination occurs; and (ii) an amount that is the difference between one (1) (the “Severance Multiple”) times your annual Base Salary in effect immediately prior to such termination and the amount determined under subsection (i), above; provided, however, that in no event shall the sum of the amounts computed under subsections (i) and (ii), above, exceed the Severance Multiple of your annual Base Salary. At the choice of the Company, payment of the amount computed under subsection (i) may be made in the form of a lump sum payment within ten (10) days of the termination or through regular payroll payments in equal amounts for a period that begins in the month of termination and ends no later than twelve (12) months after the month of termination (the “Severance Period”), and payment of the amount computed under subsection (ii) may be made in the form of a lump sum payment within ten (10) days of the termination or through regular payroll payments in equal amounts for a period that begins in the month of termination and ends no later than the 15th day of the third month of the calendar year following the year in which you are terminated. Termination without cause shall include “constructive termination” in the event of a significant diminution of your fundamental responsibilities as described in Section 1 above or a decrease in your base salary (as determined under Section 3.1 above); provided, however, that in the event the Company agrees that a constructive termination has occurred under the provisions of this Agreement, the amounts determined under subsection (i) and (ii) above, shall be paid in their entirety no later than the 15th day of the third month of the calendar year following the year in which the Company agrees that such constructive termination has occurred.

(b) Subject to Section 3.6(d) below, if a Change in Control (as defined herein) occurs while you are employed with the Company, and your employment is terminated by the Company without cause or constructively terminated (as described in subsection (a)

above) within the three (3) months before or twenty-four (24) months after the effective date of the Change in Control, then you shall be entitled to the payments provided for in this Section 3.6, subject to the terms and conditions hereof; provided, that for purposes of this Section 3.6, the Severance Multiple shall equal two (2) and the Severance Period shall equal twenty-four (24) months after the month of termination. For purposes of this Agreement, “Change in Control” shall mean (A) the dissolution or liquidation of the Company; (B) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (C) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (D) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve (12) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12) month period.

(c) The parties acknowledge that the provisions of this Section 3.6 are based on the parties’ understanding of the relevant provisions of proposed regulations issued under section 409A of the Code. In the event that the final regulations address the provisions of this Section 3.6 in a manner that could require that the amounts described in this Section 3.6 be included in your gross income at a time prior to the time of actual payment of amounts pursuant to this Section 3.6, and be subject to the additional tax and interest described in section 409A, then the parties agree that as soon as possible after review of such final regulations and in any event prior to the effective date of such regulations, the provisions of this Section 3.6 shall be amended in a manner consistent with such final regulations and to the extent possible, consistent with the intent of this Section 3.6, so that the amounts described in this Section 3.6 will be included in your gross income at the time of actual payment and will not be included in your gross income and be subject to the additional tax and interest that would be required by Section 409A prior to such actual payment absent any such amendment.

(d) The Company’s obligation to pay you the severance amounts provided for in this Section 3.6 is subject to, and expressly conditional upon, you not engaging in a Competing Activity at any time during the Severance Period. If you engage in a Competing Activity during the Severance Period, the Company shall be fully and unconditionally relieved and discharged of any obligation to pay you the portion of the severance amounts provided for in this Section 3.6 which remain unpaid on the date you first engage in such Competing Activity, which payment obligation shall immediately terminate as of such date. Nothing in this Section 3.6(d) shall prevent you from engaging in a Competing Activity. For purposes hereof, a “Competing Activity” means engaging anywhere in the world, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, or holder of equity securities of, or lender to, any person, entity or business, in a business in which the Company is actively engaged, or in which the Company is planning on actively engaging (as reasonably documented by the Company), as of the date of termination of your employment and of which you have actual knowledge as of such date.

3.7 The Company will pay and/or reimburse you for the following costs associated with your relocation from New York to Los Angeles County or Ventura County, California: (i) moving expenses for you and your family and your possessions, including two automobiles; (ii) use of a furnished corporate apartment in Los Angeles or Ventura County, California for up to six (6) months following your Start Date; (iii) third party costs (including real estate sales commissions) incurred in connection with the sale of your primary residence in New York and the purchase of your primary residence in California, not to exceed $75,000; (iv) the costs of round trip travel from New York to Los Angles on two occasions and lodging on two occasions for up to five days each for you and two other persons; and (v) the costs of bi-weekly round trip travel for you from Los Angeles to New York during the first four months following your Start Date. All such costs incurred by you shall be documented and submitted to the Company for reimbursement in accordance with the Company’s standard expense reimbursement policies.

4. Other Activities During Employment.

4.1 Except with the prior written consent of the Company’s Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor in non-competitive businesses. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

4.2 Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest, known by you to be adverse or antagonistic to, or competitive with, the Company, its businesses or prospects, financial or otherwise.

4.3 During the term of your employment by the Company (except on behalf of the Company), you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly or indirectly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the publicly-traded voting stock of such corporation.

5. Proprietary Information and Inventions. You agree to sign and be bound by the provisions of the Company’s standard Employee Confidentiality and Inventions Agreement (the “Employee Confidentiality Agreement”).

6. Remedies. Your duties under the Employee Confidentiality Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Employee Confidentiality Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

7. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by you.

8. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9. Notices. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company’s Chief Executive Officer, at the Company’s principal office or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

10. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11. Complete Agreement; Amendments. The foregoing, together with the Employee Confidentiality Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

12. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without giving effect to any choice of law principles.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Key Employee Agreement on the day and year written below.

IRIS INTERNATIONAL, INC.

By:	/s/ César M. García
Name:	César M. García
Its:	Chief Executive Officer
Dated:	March 1, 2007

ACCEPTED AND AGREED TO

THIS 1st DAY OF MARCH, 2007

/s/ Thomas E. Warekois
Thomas E. Warekois